Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. ANNOUNCES PARTICIPATION IN SUSQUEHANNA FINANCIAL GROUP CONSUMER FOCUS FORUM AND REAFFIRMS OUTLOOK FOR FIRST QUARTER 2009

New York, NY —April 21, 2009 — New York & Company, Inc. (NYSE: NWY) today announced that the Company will be participating at the Susquehanna Financial Group (SFG), 4th Annual Consumer Focus Forum held at the Millennium Broadway New York Hotel on Thursday, April 23, 2009 at 3:05 p.m. Eastern Daylight Time.  Richard P. Crystal, Chairman and Chief Executive Officer, and Sheamus Toal, Executive Vice President and Chief Financial Officer, will host the presentation, which will also be webcast live at www.nyandcompany.com.

 The Company indicated that although the economic environment during the first quarter remains challenging, it currently expects first quarter fiscal 2009 diluted loss per share from continuing operations to be in the range of $0.07 to $0.09, which is in-line with its previous estimate of a diluted loss per share in the high single-digit range.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have recently deteriorated significantly and may continue to do so for the foreseeable future; (ii) the deteriorating economic conditions could negatively impact our merchandise vendors and their ability to deliver products; (iii) our ability to successfully integrate our restructuring and cost reduction program; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation;

(xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 588 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.